MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED

                   Annual Meeting April 11, 1996


                          PROXY STATEMENT

                           March 15, 1996


             This proxy statement is furnished by management of Motors Mechanical Reinsurance Company, Limited (the "Company") in connection with the solicitation of proxies for use at the annual meeting of the Company to be held on April 11, 1996 at 12:00 noon at the Miramar Conference Centre, Royal Pavilion Hotel, St. James, Barbados. Please complete and return the attached proxy whether or not you plan to attend the meeting. A proxy may be revoked at any time prior to the meeting in writing or by attendance of the shareholder at the meeting.

             Shareholders of record as of the date of this proxy statement are entitled to notice and to vote at the meeting. As of such date, there were 24,500 participating shares outstanding, held by 432 persons representing 245 series. All the common stock is held by Motors Insurance Corporation ("MIC"), which organized the Company. Each share entitles the holder to one vote on matters on which that class of stock is entitled to vote.

             This proxy statement is accompanied by notice of the meeting, financial statements for the year ended December 31, 1995 and a form of proxy.


                       ELECTION OF DIRECTORS

             The Company has a board of directors consisting of six members. Five directors, of whom one is a resident of Barbados, are elected by the holder of the common shares and one director is elected by holders of the participating shares. Directors serve without compensation other than reimbursement of actual expenses. They are elected for one year terms.

             Warren R. (Randy) Weidner has been nominated to stand for election as director by the participating shareholders. Other nominations can be made by the holders of at least two series of participating shares by notifying the secretary in writing at least ten days prior to the meeting. The nominee receiving the highest number of votes will be elected.

             In addition, five directors will be elected by the common shareholder. It is anticipated that MIC will choose to re-elect William B. Noll, Bernard J. Buselmeier, Louis S. Carrio, Jr. and Peter R.P. Evelyn and to elect John J. Dunn, Jr. to serve as directors.

             Information regarding the age and current occupation of persons nominated to be elected or re-elected as directors by the common shareholder and the person nominated to be elected as director by the participating shareholders is set forth below.

                                Position with the Company and Other
                                Employment During the Past Five
            Name          Age   Years

    William B. Noll       53    President & Director (Executive
                                Vice President & Chief Financial
                                Officer, MIC, March 1993; Group
                                Vice- President, MIC, 1991-1993;
                                Vice President, MIC, 1989-1990).

                                Mr. Noll has been President &
                                Director since 1995.

    Louis S. Carrio, Jr.  52    Vice-President and Director (Vice-
                                President,MIC).

                                Mr. Carrio has been a Vice-
                                President & Director since 1991.

    Bernard J. Buselmeier 40    Vice President & Director (Vice-
                                President since 1993 and Treasurer
                                since 1989, MIC).

                                Mr. Buselmeier has been Vice
                                President & Director since 1995.

    John J. Dunn, Jr.     37    Nominee for Director (Assistant
                                Treasurer since 1995, MIC; Manager,
                                Coopers & Lybrand L.L.P., 1990-
                                1995)

    Peter R. P. Evelyn    54    Director (Attorney, Evelyn Gittens
                                & Farmer, a Barbados Law firm).

                                Mr. Evelyn has been a Director
                                since 1986.

    Warren R. Weidner     48    Nominee for Director to be elected
                                by the participating shareholders
                                (Weidner Chevrolet Inc., Anderson,
                                Indiana).


                      AMENDMENT OF BY LAW # 1

             At the Eighteenth Directors Meeting held on April 6, 1995, the Company's Board of Directors established an investment committee to review the Company's investment guidelines, to monitor the performance of its investment manager and to take such action as the committee deems appropriate regarding the management of the Company's investments. Because the members of such committee consist of non-directors as well as directors, the Board resolved to amend the Company's By-law to allow non-directors to serve on the committee. Section 61(2) of the Barbados Companies Act requires that any amendment of the Company's by-law by the Board be submitted to the shareholders of the Company for their approval. Accordingly, Management proposes that the shareholders approve the amendment of by-law 4.7 to read as follows:

        4.7 Committees: The directors may appoint from among their number a committee or committees and subject to section 80(2) of the Act may delegate to such committee or committees any of the powers of the directors. Non-directors may be appointed to serve on such committees.



          AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

             Under the terms of the Company's Restated Articles of Incorporation, each series of Shares bears 90% of losses incurred with respect to business attributable to such series as well as a pro rate share of 10% of all losses incurred with respect to business attributable to each other series of Shares. Management proposes to amend this provision of the Articles to provide that each series will directly bear, to the extent of available balances, 100% of losses incurred with respect to business attributable to that series. If this proposal is adopted, losses in excess of the Subsidiary Capital Account balance for a particular series of Shares will continue to be allocated in accordance with Section 3(1)(7) of the Articles. The proposed change will apply with respect to losses incurred on or after April 1, 1996.

             In accordance with the foregoing, Management proposes that the Company's Articles be amended, effective
   April 1, 1996, to read as follows:

        Section 3(1)(1)(c)

             (c) With respect to losses incurred, and any amount of losses recovered through salvage, subrogation, reimbursement or otherwise, one hundred percent (100%) shall be allocated to the related Subsidiary Capital Account. For the purpose of this Section 3(1)(1)(c), losses incurred includes both paid and unpaid (reported and unreported) losses.


                  ELECTION OF INDEPENDENT AUDITORS

             The Board of Directors proposes that the shareholders confirm the selection of Deloitte & Touche, Bridgetown, Barbados, as independent auditors to audit the financial statements of the Company for the year ended December 31, 1996. Deloitte & Touche has served as the Company's independent auditors since its inception in 1987. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Shareholders.


                             P R O X Y

           MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED

             I/We,                           , a member of the
   above-named company hereby appoint Ronald W. Jones, Vice President, Finance of the Company or failing him Michael R. Boyce, Secretary of the Company, as my/our proxy to vote for me/us on my/our behalf at the shareholders meeting to be held on the 11th day of April, 1996 or at any adjournment thereof and in particular to vote for:

        (i) The election of Warren R. Weidner to serve as a director representing the participating shareholders;

        (ii) The approval of the amendment of the Company's
             Restated Articles of Incorporation as contained in the proxy statement dated March 15, 1996; and

        (iii) The confirmation of Deloitte & Touche as the independent auditors of the Company for the current fiscal year.


             Dated this     day of             , 1996.



   Signature                     Print Name


        As a Shareholder in Series #
        (for identification purposes, please indicate the series in which you are a shareholder)

   Completed Proxy forms should be returned either by facsimile or overnight mail to the Company's Barbados address as follows:

        c/o Alexander Insurance Manager (Barbados) Ltd.
        Financial Services Centre, P.O. Box 1304
        Bishops Court Hill
        St. Michael, Barbados, W.I.
        Facsimile #: (809) 436-9016